Exhibit 21.1

Subsidiaries of Hall of Fame Resort & Entertainment Company

Subsidiary	State of Incorporation
Gordon Pointe Acquisition Corp.	Delaware corporation
HOF Village Newco, LLC	Delaware limited liability company